UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8899, 333-148108, 333-175171	59-0940416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On September 15, 2016, Claire’s Stores, Inc. (the “Company”) issued a press release announcing results for the second quarter of Fiscal 2016 and certain other information (the “Press Release”).

The portions of the Press Release attached hereto as Exhibit 99.1 setting out the Company’s Fiscal 2016 results are incorporated by reference herein. The information in this Item 2.02 such portions of the Press Release shall be deemed “furnished” and not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended.

Item 8.01 Other Events

Except as provided in Item 2.02 above, the Press Release attached as Exhibit 99.1 hereto is incorporated by reference herein.

Election to Delay Interests Payment and Enter 30-Day Grace Period

On September 15, 2016, the Company announced in the Press Release its election to delay making interest payments on its outstanding 8.875% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes”), 6.125% Senior Secured First Lien Notes due 2019 (the “6.125% Notes”) and 9.00% Senior Secured First Lien Notes due 2019 (the “9.00% Notes” and together with the 6.125% Notes and the Second Lien Notes, the “Secured Notes”) pending completion of the Exchange Offer and the Europe Credit Facility Refinancing described below. Non-payment of this interest would become an event of default under the indentures governing the Secured Notes only if the payment is not made within 30 days. The total amount of interest due September 15, 2016 is approximately $77 million. This includes approximately $10 million of interest accrued on Second Lien Notes that have been tendered in the Exchange Offer, and which will be cancelled upon completion of the Exchange Offer.

The Company is continuing to pay employees, suppliers and trade creditors and to fund current operations on an ongoing basis.

Under the indentures governing each series of Secured Notes, the Company has a 30-day grace period after the interest payment date before an event of default would occur on October 15, 2016. The occurrence of an event of default under the indentures would give the trustee or the holders of at least 30% of principal amount of each series of Secured Notes the option to declare all of the Secured Notes of such series due and payable immediately upon such event of default. Additionally, failure to make the interest payments on the Secured Notes when due at the end of such grace period would constitute an event of default under certain of the Company’s other outstanding indebtedness.

Exchange Offer Status

As previously disclosed, the Company, CLSIP LLC (“CLSIP”) and Claire’s (Gibraltar) Holdings Limited (“Claire’s Gibraltar” and together with the Company and CLSIP, the “Offerors”) have commenced an offer to exchange (the “Exchange Offer”) any and all of the Company’s issued and outstanding (i) 8.875% Senior Secured Second Lien Notes due 2019 (the “Second Lien Notes”), (ii) 7.750% Senior Notes due 2020 (the “Unsecured Notes”) and (iii) 10.500% Senior Subordinated Notes due 2017 (the “Subordinated Notes,” and together with the Second Lien Notes and the Unsecured Notes, the “Notes”), except the Subordinated Notes held by Claire’s Inc., for (i) up to $40.0 million of Senior Secured Term Loans maturing 2021 of the Company (“Claire’s Stores Term Loans”), (ii) up to $130.0 million of Senior Secured Term Loans maturing 2021 of CLSIP (“CLSIP Term Loans”) and (iii) up to $60.0 million of Senior Term Loans maturing 2021 of Claire’s Gibraltar (“Claire’s Gibraltar Term Loans” and together with the Claire’s Stores Term Loans and the CLSIP Term Loans, the “Term Loans”) on the terms set forth in the Amended and Restated Offer to Exchange Statement dated August 29, 2016 (the “Offer to Exchange Statement”) and in the Letter of Transmittal.

Wilmington Trust, N.A. will serve as the Administrative Agent for each series of Term Loans.

In the Press Release, the Company provided an update on the status of the Exchange Offer.

This notice shall not constitute an offer to exchange, nor a solicitation of an offer to exchange any security. No recommendation is being made as to whether holders of the Notes should exchange Notes for Term Loans.

Europe Credit Facility Refinancing

Claire’s Gibraltar and certain of its subsidiaries are party to an unsecured multi-currency revolving credit facility in the amount of $50.0 million that matures August 20, 2017 (the “Europe Credit Facility”). Consent of the lender under the Europe Credit Facility is required for the consummation of the Exchange Offer, and in addition, consent of the lender is required to allow Claire’s Gibraltar to distribute cash to the Company in an amount required to enable the Company to fund its near term debt service and other obligations, including the interest payment on the Secured Notes due September 15, 2016. As of September 15, 2016, the lender has not provided such consents.

The Exchange Offer is conditioned on (i) the lender agreeing to an amendment satisfactory to Claire’s Gibraltar providing the foregoing consents, or (ii) the refinancing of the Europe Credit Facility with new debt arrangements satisfactory to the Company and Claire’s Gibraltar that allow the Exchange Offer and distributions of cash from Claire’s Gibraltar in amounts sufficient for the Company to fund its near term debt service and other obligations. This condition to the Exchange Offer cannot be waived by the Company.

In the Press Release, the Company announced that it continues discussions with the lender with respect to a refinancing of the Europe Credit Facility that will include the required consents, and has also has entered into discussions with several potential lenders in an effort to refinance the Europe Credit Facility.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1	Claire’s Stores, Inc. Press Release dated September 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: September 15, 2016	By:	/s/ Ron Marshall
Name: Ron Marshall
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit 99.1	Claire’s Stores, Inc. Press Release dated September 15, 2016